As filed with the Securities and Exchange Commission on March 2, 2016

Registration Statement File No. 333-118516-01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3 (No. 333-118516-01)

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PLUM CREEK TIMBERLANDS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	91-1920356
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

33663 Weyerhaeuser Way South

Federal Way, Washington 98003

(253) 924-2345

(Address of registrant’s principal executive offices)

Devin W. Stockfish

Plum Creek Timberlands, L.P.

(wholly owned subsidiary of Weyerhaeuser Company)

33663 Weyerhaeuser Way South

Federal Way, Washington 98003

(253) 924-2345

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard Hall, Esq.

Erik R. Tavzel, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

(212) 474-1000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ..  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Plum Creek Timberlands, L.P., a Delaware limited partnership (the “Plum Creek Operating Partnership” or the “Registrant”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the following Registration Statement on Form S-3 (the “Registration Statement”), which has been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities that remain unsold under such Registration Statement as of the date hereof:

•	Registration Statement No. 333-118516-01, as thereafter amended, filed with the SEC on August 24, 2004, registering $400,000,000 of debt securities of the Plum Creek Operating Partnership.

On November 6, 2015, the co-registrant of the Registration Statement, Plum Creek Timber Company, Inc. (“Plum Creek”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Weyerhaeuser Company, a Washington corporation (“Weyerhaeuser”). On February 19, 2016, pursuant to the Merger Agreement, Plum Creek merged with and into Weyerhaeuser (the “Merger”), with Weyerhaeuser continuing as the surviving corporation in the Merger.

In connection with the Merger, the Registrant is terminating all offerings of its securities registered pursuant to the Registration Statement. The Registrant is filing this Post-Effective Amendment to hereby terminate the effectiveness of the Registration Statement and remove from registration any and all securities registered under the Registration Statement but that remain unsold as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that remain unsold at the termination of the offerings.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, Plum Creek Timberlands, L.P. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, Washington, on March 2, 2016.

PLUM CREEK TIMBERLANDS, L.P.

By: Plum Creek Timber I, L.L.C., its General Partner

By: Weyerhaeuser Company as successor to Plum Creek Timber Company, Inc., its Sole Member

By:	/s/ Devin W. Stockfish
Name:	Devin W. Stockfish
Title:	Senior Vice President, General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.